FOR IMMEDIATE RELEASE

ERHC Energy Inc. Reports Third Quarter 2006 Financial Results

HOUSTON, August 9, 2006 - ERHC Energy Inc. (OTCBB: ERHE) today reported financial results for the third quarter ended June 30, 2006.

As of June 30, 2006, ERHC reported cash assets totaling $41.3 million.

During the three months ended June 30, 2006, ERHC had a net loss of $621,474, compared to a net loss of $223,628 for the three months ended June 30, 2005. Interest income increased by $527,732 due to the significant cash balance related to proceeds from the sale of participation interests in Blocks 2, 3 and 4 of the Joint Development Zone (JDZ) during the first quarter. General and administrative expenses during the third quarter increased by $1.2 million over the same period last year, due to an increase in legal costs, accounting of employee stock options in fiscal 2005, and increased travel and administrative expenses of doing business internationally.

For the nine months ended June 30, 2006, ERHC had net income of $24.2 million, compared with a net loss of ($8.2 million) for the nine months ended June 30, 2005.

"The company has strengthened its financial standing due to the infusion of cash from the sale of participation interests in the JDZ," said Nicolae Luca, acting chief executive officer. "Though our general and administrative costs have risen, we believe that engaging top legal counsel to represent the interests of the company and its shareholders is money well spent."

Mr. Luca said the company remains pleased with the progress being made by Addax Petroleum and Sinopec Corp., which have entered into production sharing agreements with ERHC.

According to Addax Petroleum, which has been designated the operator of Block 4 of the JDZ and has a participating interest in JDZ Blocks 2 and 3, seismic data acquired over each of the Blocks is presently being analyzed to delineate potential drilling locations.

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors, and employees; sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production.
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Safe Harbor Statement
This press release contains "forward-looking statements," including statements about ERHC Energy Inc.'s future operating milestones, financing plans, as well as other matters that are not historical facts or information. These forward-looking statements are based on management's current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to the Company's ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of Sao Tome and Principe, that may cause the Company's actual results to be materially different from any future results expressed or implied by such forward-looking statements. The Company undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise, nor is there any assurance that the contemplated financing will be effected, under the terms set forth herein or any other terms.